      As Filed with the Securities and Exchange Commission on June 13, 2000

                                                  Registration No. 333-________

--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                              --------------------

                             STEINER LEISURE LIMITED
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                                      SUITE 104A
        COMMONWEALTH OF THE                         SAFFREY SQUARE
              BAHAMAS                            NASSAU, THE BAHAMAS                           98-0164731
  -------------------------------         ---------------------------------              ---------------------
  (STATE OR OTHER JURISDICTION OF         (ADDRESS, INCLUDING ZIP CODE, AND                 (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       TELEPHONE NUMBER, INCLUDING AREA CODE,            IDENTIFICATION NO.)
                                     OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               LEONARD I. FLUXMAN
                         STEINER MARITIME SERVICES, LLC
                       770 SOUTH DIXIE HIGHWAY, SUITE 200
                             CORAL GABLES, FL 33146
                                 (305) 358-9002
            ---------------------------------------------------------
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                               ------------------

                        COPIES OF ALL COMMUNICATIONS TO:

                              ROBERT C. BOEHM, ESQ.
                       AKERMAN, SENTERFITT & EIDSON, P.A.
                         ONE S.E. 3RD AVENUE, 28TH FLOOR
                            MIAMI, FLORIDA 33131-1714
                                 (305) 374-5600

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               ------------------


                                                        CALCULATION OF REGISTRATION FEE
==============================================================================================================================
                                                         Proposed                   Proposed
                                                          Maximum                   Maximum
 Title of Shares to            Amount to Be           Offering Price               Aggregate                   Amount of
    Be Registered               Registered             per Share (1)           Offering Price (1)          Registration Fee
------------------------------------------------------------------------------------------------------------------------------
Common Shares,                    35,744                 $20.875                   $746,156                     $197.00
par value $0.01
per share
==============================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The average of the high and low prices of a share on the Nasdaq Stock Market was $20.875 on June 6, 2000.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE ___, 2000

PROSPECTUS

                                  35,744 SHARES

                             STEINER LEISURE LIMITED

                                  COMMON SHARES

                               ------------------

         Steiner Leisure Limited is the leading worldwide provider of spa services and skin and hair products on board cruise ships.

         The selling shareholders identified in the table on page 11 of this prospectus are offering all of the shares. We will not receive any proceeds from the sale of the shares.

         Our common shares trade on the Nasdaq National Market under the symbol "STNR." On June __, 2000, the closing sale price of our common shares on Nasdaq was $________ per share.

                                 ---------------

         INVESTING IN OUR COMMON SHARES INVOLVES RISKS WHICH WE DESCRIBE IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     The date of this prospectus is     .

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act"). You may read, at no charge, and copy, at prescribed rates, any of the information we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

         We file information electronically with the SEC. Our SEC filings also are available from the SEC's Internet site at www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

                    CERTAIN INFORMATION ABOUT THIS PROSPECTUS

         We have filed a Registration Statement on Form S-3 with the SEC covering the common shares being offered by means of this prospectus. As permitted by SEC rules, this prospectus omits certain information that is included in the Registration Statement. For further information about us and our common shares, you should refer to our Registration Statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents. Since the prospectus may not contain all the information that you may find important, you should review the full text of those documents.

         The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we may later file with the SEC will automatically update and supersede the information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC under the Exchange Act, and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering of securities covered by this prospectus is completed. These documents contain important information about us and our financial condition.

         o Our Annual Report on Form 10-K for our fiscal year ended December 31, 1999.

         o Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000.

         o The description of our common shares contained in our registration statement on Form 8-A filed with the SEC under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating the description.

         We will provide a copy of the information we incorporate by reference, at no cost, to each person, including any beneficial owner of our common shares, to whom this prospectus is delivered. To request a copy of any or all of this information, you should contact us at the following address and telephone number:

         Corporate Secretary
         Steiner Leisure Limited
         c/o Steiner Management Services, LLC
         770 South Dixie Highway
         Coral Gables, Florida  33146
         Telephone: (305) 358-9002

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the information incorporated by reference in it contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act, as amended.

The words "may," "will," "intend," "expect," "proposed," "anticipate," "believe," "estimate" and similar expressions are intended to identify such forward-looking statements.

         Such forward looking statements include, among others, statements regarding:

         o our proposed activities pursuant to agreements with cruise lines or land-based operators;

         o  our future land-based activities;

         o  scheduled introductions of new ships by cruise lines;

         o  our ability to generate sufficient cash flow from operations; and

         o  the extent of the taxability of our income.

         Such statements involve known and unknown risks, uncertainties and other factors which may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the following:

         o negotiations with cruise lines or land-based operators resulting in agreements which may not be as beneficial to us as anticipated or non-renewals of agreements;

         o our dependence on cruise line concession agreements of specified terms and that are terminable by cruise lines with limited or no advance notice under certain circumstances;

         o our dependence on the cruise industry and our being subject to the risks of that industry;

         o our obligation to make minimum payments to certain cruise lines and the Atlantis Resort irrespective of the revenues received by us from customers and increases in rent payments accompanying new cruise line agreements;

         o our dependence on a limited number of cruise companies and on a single product manufacturer;

         o our dependence for success on our ability to recruit and retain qualified personnel;

         o  changing competitive conditions;

         o changes in laws and government regulations applicable to us and the cruise industry;

         o our limited experience in land-based operations including with respect to the integration of acquired businesses;

         o product liability or other claims against us by customers of our products or services; and

         o our failure, or the failure of a cruise line customer or supplier, to correct a material Year 2000 problem.

         We assume no duty to update these forward-looking statements. The risks to which we are subject are more fully described under "Risk Factors," below.

                                 STEINER LEISURE

OUR BUSINESS

         Steiner Leisure Limited (including its subsidiaries and predecessors, "Steiner Leisure," "we," "us" and "our" refer to Steiner Leisure) is the leading worldwide provider of spa services and skin and hair care products on board cruise ships. We strive to create a relaxing and therapeutic environment where customers can receive body and facial treatments and hair styling comparable in quality to the finest land-based spas and salons. Steiner Leisure also develops and markets premium priced, high quality personal care products that are sold primarily in connection with the services we provide. As of June 1, 2000, we served 107 cruise ships representing 28 cruise lines, including Carnival, Royal Caribbean, Princess, Norwegian, Celebrity and Cunard. Our services are provided under agreements with cruise lines which range in duration from one to six years.

         Steiner Leisure provides its shipboard services in treatment and fitness facilities located on cruise ships. On newer ships, our services are provided in enhanced, large "spa" facilities. Many of these facilities offer enlarged fitness and treatment areas, generally located in a single passenger activity area. As of June 1, 2000, 44 of the 107 ships that we served had large spa facilities. Our services include massage, hydrotherapy (water-based) treatments, aromatherapy treatments, seaweed wraps, saunas, steam rooms, aerobic exercise, hair styling, manicures, pedicures and a variety of other specialized body and facial treatments. Our range of services is designed to capitalize on the growing consumer trend towards health awareness, personal care and fitness.

         We sell a variety of beauty and hair care products under our "Elemis" and "La Therapie" trademarks. The raw materials for these products are produced for us by a premier French manufacturer. We also sell products of third parties, including a variety of hair care products under the "Steiner" name. In total, we offer over 170 different products. These products include beauty preparations, such as aromatherapy oils, cleansers and creams, other skin care preparations and accessories and hair care products, such as shampoos, moisturizers and lotions. Steiner Leisure sells its products primarily on board the ships that we serve. We also sell products through third party land-based retail (including at our Atlantis Spa and our Florida massage schools) and wholesale outlets, mail order and our web site at www.steinerleisure.com.

         We also operate a total of nine post-secondary schools in Florida, Maryland, Pennsylvania and Virginia offering programs in massage therapy and related areas and operate a luxury spa at the Atlantis Resort on Paradise Island in The Bahamas.

OUR BUSINESS STRATEGY

         Our business strategy is directed at maintaining and enhancing our position as the leading worldwide provider of spa services and related products on board cruise ships. To do so, we:

         o recruit and train skilled personnel who are trained at our facilities in Steiner Leisure's philosophy of customer care and outstanding personal service;

         o utilize experienced shipboard management to implement our customer care philosophy and empower management to make day-to-day operational decisions, including those necessary to maximize shipboard revenues;

         o develop and deliver high quality, innovative services and products that provide a richly rewarding experience to our customers;

         o effectively market our services and products, including through a variety of pre-cruise purchase programs and shipboard promotions; and

         o maintain close relationships with cruise lines, to position us to renew our cruise line agreements as they expire and obtain cruise line agreements for new ships as they are brought into service.

OUR GROWTH STRATEGY

         Steiner Leisure's strategy for growth includes the following principal elements:

         o  serve new ships introduced by our cruise line customers;

         o capitalize on the trend of cruise ships to offer larger spa facilities located in a single passenger activity area;

         o increase product sales through both shipboard and land-based marketing efforts;

         o  increase the productivity of our shipboard staff;

         o seek land-based opportunities to sell our services and products, including through facilities operated by us; and

         o  consider acquisitions compatible with our operations.

         Our principal executive office is located at Suite 104A, Saffrey Square, Nassau, The Bahamas and our telephone number at that address is (242) 356-0006.
                                  RISK FACTORS

         IN ADDITION TO THE OTHER INFORMATION SET FORTH, OR INCORPORATED BY REFERENCE, IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS RELATING TO STEINER LEISURE BEFORE PURCHASING OUR COMMON SHARES. ADDITIONAL RISKS ABOUT WHICH WE DO NOT YET KNOW OR THAT WE CURRENTLY THINK ARE IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. OUR BUSINESS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED BY ANY OF THE FOLLOWING RISKS. THE TRADING PRICE OF OUR COMMON SHARES COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

WE DEPEND ON OUR AGREEMENTS WITH CRUISE LINES

         Our revenues are generated primarily on cruise ships. Under our agreements with cruise lines, we provide services and products paid for by cruise passengers. The cruise line agreements have specific terms, ranging from one to six years with an average remaining term per ship as of June 1, 2000, of approximately three years. As of that date, cruise line agreements that expire within one year, covered 28 of the 107 ships served by us. These 28 ships accounted for approximately 11.4% of our 1999 revenues. We cannot assure you that any of these agreements will be renewed after their expiration date, that any renewal will be on similar terms or that any agreements we enter into (including with land-based operators) would be as beneficial to us as anticipated. These agreements provide for termination by the cruise lines with limited or no advance notice under certain circumstances, including, among other things, failure of a cruise line to meet a specified passenger occupancy rate, the withdrawal of a vessel from the cruise trade, the sale or lease of a vessel or our failure to achieve specified passenger service standards. As of June 1, 2000, an agreement for three ships provided for termination for any reason by the cruise line on six months' notice and for two ships on 90 days' notice. Our cruise line agreements may, therefore, be terminated prior to their specified termination dates.

WE DEPEND ON THE CRUISE INDUSTRY

         Our revenues are generated principally from cruise ship passengers. Therefore, the ability of the cruise industry to attract passengers is critical to our results of operations and financial condition. According to CLIA, the passenger volume of cruises marketed primarily to North American consumers increased from approximately 2.2 million passengers in 1985 to approximately 5.9 million in 1999. However, the cruise industry may not continue to grow or may decrease in size in the future. A decrease in passenger volume could have a material adverse effect on our business, results of operations and financial condition.

         The cruise industry is subject to significant risks that could effect our results of operations. Recently, industry analysts have expressed concern regarding potential over-capacity of ships operated by the cruise lines. Such over-capacity could adversely effect the cruise industry.

         The cruise lines operate in waters and call on ports throughout the world, including geographic regions that from time to time experience political and civil unrest and armed hostilities. Historically, such events have adversely affected demand for cruise vacations. Severe weather conditions, both at sea and at ports of embarkation, publicized operational difficulties or outbreaks of disease on cruise ships also could adversely affect the cruise industry. The cruise industry also relies to a significant extent on airlines to transport passengers to ports of embarkation. Any strikes or other disruptions of airline service could adversely effect the ability of cruise passengers to reach their ports of embarkation.

         Cruise lines compete for consumer disposable leisure time dollars with other vacation alternatives such as land-based resort hotels and sightseeing vacations. In addition, public demand for vacation activities is influenced by general economic conditions. A majority of cruise passengers we serve reside in North America. Periods of general economic recession, particularly in North America, could have a material adverse effect on the cruise industry and could also have a material adverse effect on our business, results of operations and financial condition.

WE DEPEND ON CERTAIN CRUISE COMPANIES

         As a result of the consolidation of the cruise industry, the number of independent cruise companies has decreased in the past few years. Industry analysts believe that further consolidation of the cruise industry may occur. As a result of industry consolidation, a small number of cruise companies, all of whom currently are our customers, dominate the cruise industry. Revenues from passengers of each of the following cruise companies accounted for more than ten percent of our revenues in 1999: Carnival (including Costa, Holland America, Seabourn, Windstar and Cunard) - 32.0%; Royal Caribbean (including Celebrity) - 25.2%; and Peninsular and Oriental Steam Navigation Company (including Princess, P&O and P&O European Ferries) - 12.9%. These companies also accounted for 69 of the 107 ships served by us as of June 1, 2000. If we cease to serve one of these cruise companies, or a substantial number of ships operated by a cruise company, it could materially adversely affect our business, results of operations and financial condition.

WE ARE REQUIRED TO MAKE MINIMUM PAYMENTS UNDER OUR AGREEMENTS AND FACE INCREASING RENTS

         Steiner Leisure is obligated to make minimum payments to certain cruise lines (as well as in connection with the Atlantis Spa) regardless of the amount of revenues we receive from customers. Accordingly, we could be obligated to pay more than the amount collected from customers or might not receive revenues sufficient to cover our costs. As of December 31, 1999, these payments are required by cruise line agreements covering a total of 84 ships served by us and 23 additional ships not yet in service. As of December 31, 1999, Steiner Leisure had guaranteed total minimum payments (excluding payments based on passenger loads applicable to certain ships served by us) of approximately: $21.0 million in 2000, $16.8 million in 2001, $18.7 million in 2002, $22.0 million in 2003,
$23.7 million in 2004 and $26.3 million thereafter. These amounts have increased under cruise line agreements renewed since December 31, 1999.

         In general, Steiner Leisure has experienced increases in rent payments, as a percentage of revenues, upon entering into new agreements with cruise lines.

WE DEPEND ON OUR KEY OFFICERS AND QUALIFIED SHIPBOARD EMPLOYEES

         Our continued success depends to a significant extent on our senior officers, including Clive E. Warshaw, Chairman of the Board and Chief Executive Officer, Leonard I. Fluxman, President and Chief Operating Officer, and Michele Steiner Warshaw, Executive Vice President. Mr. Warshaw and Ms. Warshaw are married. The loss of services of any of these persons or other key management personnel could have a material adverse effect on our business. Steiner Leisure has employment agreements with Mr. Warshaw, Mr. Fluxman and Ms. Warshaw, and has taken out key person life insurance policies on them. Our continued success is also dependent on our ability to recruit and retain personnel qualified to perform our shipboard and land-based facilities. Shipboard employees typically are employed pursuant to agreements with terms of eight months; land-based spa employees' agreements are for terms of one year. We cannot guarantee that we will be able to continue to attract a sufficient number of applicants possessing the requisite skills necessary for our business. If we are unable to attract a sufficient number of qualified applicants, our business, results of operations and financial condition could be materially adversely affected.

WE DEPEND ON A SINGLE PRODUCT MANUFACTURER

         Almost all of the ingredients and other materials for our "Elemis" and "La Therapie" beauty products are produced by a single manufacturer, pursuant to an agreement terminating in 2001. If this manufacturer ceased producing these ingredients and other materials for our products, the transition to other manufacturers could result in significant production delays. Any significant delay or disruption in the supply of our products could have a material adverse effect on our product sales.

POSSIBLE ADVERSE CHANGES IN THE TAXATION OF STEINER LEISURE

Steiner Leisure is a Bahamas international business company ("IBC") that, directly or indirectly, owns:

         o Steiner Transocean Limited, our principal subsidiary and a Bahamas IBC that conducts our shipboard operations;

         o FCNH, Inc., Mid-Atlantic Massage Therapy, Inc. and Virginia Massage Therapy, Inc., Florida corporations through which we operate our massage therapy schools;

         o Steiner Spa Resorts Limited, a Bahamas company, which operates our Atlantis Spa ("Steiner Spa");

         o Steiner Management Services LLC, a Florida limited liability company that performs administrative services in connection with our operations in exchange for fees from Steiner Transocean and other subsidiaries ("Management Services");

         o Steiner Beauty Products, Inc., a Florida corporation that sells skin and hair care products ("Steiner Beauty"); and

         o Cosmetics Limited, a Bahamas IBC that owns the rights to, and distributes our Elemis and La Therapie products.

         Steiner Leisure also owns all, or almost all, of the shares of additional United States, Bahamas, United Kingdom and other subsidiaries through which we conduct our business.

         Steiner Leisure and its Bahamas IBC subsidiaries are not subject to Bahamas or other tax, except as set forth below. Steiner Leisure's United States subsidiaries are subject to U.S. income tax as a consolidated group at regular corporate rates up to 35%. Steiner Leisure believes that none of its other income will be effectively connected with our deemed conduct of business in the United States and, accordingly, that our remaining income will not be subject to United States federal income tax.

         Steiner Transocean is a Bahamas IBC and is not subject to Bahamas tax. A foreign corporation generally is subject to United States federal corporate income tax at a rate of up to 35% on its United States-source income and on certain of its foreign-source income that is effectively connected to a business it conducts in the United States. We believe that Steiner Transocean's income will be foreign-source income, none of which will be effectively connected to a business it conducts in the United States. This belief is based on:

         o all of Steiner Transocean's shipboard spa and salon services being performed outside the United States and its possessions and their respective territorial waters;

         o passage of title and transfer of ownership of all beauty products sold by Steiner Transocean taking place outside the United States; and

         o the activities performed on behalf of Steiner Transocean in the United States not being a material factor in generating income for Steiner Transocean.

         However, a portion of Steiner Transocean's income could be subject to United States federal income tax:

         o to the extent the first two activities described above were considered by the United States Internal Revenue Service (the "IRS") to occur in the United States, its possessions or territorial waters; or

         o if the activities performed on behalf of Steiner Transocean in the United States were considered to be a material factor in generating Steiner Transocean's income.

         In that event, Steiner Transocean would be subject to U.S. federal income tax at a rate of up to 35%.

         Steiner Spa is subject to a Bahamas tax of approximately one percent on its revenues.

         Management Services receives payments from Steiner Transocean in return for certain administrative services it provides to Steiner Transocean. The IRS may assert that transactions between Management Services and Steiner Transocean (and between our other direct and indirect subsidiaries) do not contain arms' length terms. In that event, income or deductions could be reallocated among the subsidiaries in a manner that could increase the taxable income of Steiner Management Services. This reallocation also could result in the imposition of interest and penalties. Management Services and Steiner Beauty also may be subject to additional U.S. state and local income, franchise and other taxes.

         Our United Kingdom subsidiaries provide goods and services to Steiner Transocean and Cosmetics Limited. The United Kingdom Inland Revenue authorities may assert that these transactions do not contain arms' length terms. In that event, income or deductions could be reallocated among the subsidiaries in a manner that could increase the U.K. tax on us. This reallocation also could result in the imposition of interest and penalties. Such reallocation could materially, adversely affect our business, results of operations and financial condition.

         In 1999, Steiner Leisure paid tax at an aggregate rate of 5.8% on its income. We cannot assure you that future income will be taxed at this rate.

         Coiffeur Transocean (Overseas), Inc. ("CTO"), our former subsidiary, was liquidated for United States federal and state income tax purposes during the fourth quarter of 1996. As a result, CTO was treated as if it sold all of its assets for fair market value on the date of that liquidation. Based on the value of CTO's assets, determined by an unrelated party, we calculated CTO's U.S. tax liability resulting from its liquidation at approximately $3.2 million. This amount was paid in January 1997. However, if the IRS were successfully to ascribe a higher value to CTO's assets, the tax liability resulting from CTO's liquidation could be increased. Such increased tax liability could materially adversely affect our business results of operations and financial condition.

WE FACE COMPETITION ON SHIPS AND ON LAND

         We compete with passenger activity alternatives on cruise ships and with competing providers of services and products similar to ours seeking agreements with cruise lines. Gambling casinos, bars and a variety of shops are found on almost all of the ships served by us. In addition, ships dock in ports which provide opportunities for additional shopping as well as other activities that compete with us for passenger attention and dollars. Cruise ships also typically offer swimming pools and other recreational facilities and activities, as well as musical and other entertainment, all without additional charge to the passengers. A number of cruise lines currently perform the shipboard services performed by us with their own personnel, and one or more additional cruise lines could elect to perform these services themselves. Recently, Mandara Spas replaced us on the two ships we serve for Silver Seas. In addition, Harding Brothers, another competitor, also provides services to cruise lines similar to those we provide.

         Our Atlantis Spa and the Elemis Beautiful Skin Centres compete with a variety of other operators of land-based day spas and beauty salons, including those with greater resources than Steiner Leisure. Our massage therapy schools compete with other providers of similar training in the states where they operate and elsewhere in the United States, including those with greater resources than ours.

         Our land-based product sales compete with a variety of other brands, including those of manufacturers with greater resources than ours, and those with greater name recognition than our products, including large entities with greater resources than ours.

OUR LAND-BASED OPERATIONS FACE VARIOUS RISKS

         In February 1999, we began operating a spa facility at the Atlantis Resort on Paradise Island in The Bahamas. During 1998 we licensed rights to a third party to operate three Elemis Beautiful Skin Centres, land-based day spas in Hong Kong. Before these operations, we had no experience in land-based spa operations or the operation of a licensed business. In order to successfully conduct company-operated land-based businesses such as our Atlantis Spa, we will be dependent on our ability to hire and retain the services of qualified personnel.

         Our Atlantis Spa operations and the Elemis Beautiful Skin Centre operations will be undertaken outside of the United States. These operations are subject to certain risks, including adverse developments in the foreign political and economic environment, varying governmental regulations, foreign currency fluctuations, potential difficulties in supervising foreign operations, and potential adverse tax consequences. Any of these factors could have a material adverse affect on these operations.

         In August 1999, we acquired four post-secondary schools in Florida offering degree and non-degree programs in massage therapy, skin care and related areas. In April 2000, we acquired a total of five massage therapy schools in Maryland, Virginia and Pennsylvania. We have had no prior experience in operations of this type and we cannot assure you that these or any other acquired businesses will perform as we anticipate. If we are unable to successfully operate, and integrate into our existing businesses, these nine schools, and any similar operations that we may acquire in the future, our business, results of operations and financial condition could be materially adverse affected.

GOVERNMENT REGULATION COULD ADVERSELY EFFECT US

         Steiner Leisure's advertising and product labeling practices in the United States are subject to regulation by the Federal Trade Commission and the Food and Drug Administration, as well as various other federal, state and local regulatory authorities. The contents of our products that are sold in the United States are subject to regulation in the United States. We are subject to similar regulation under the laws of the United Kingdom and certain European Union laws. Federal, state and local regulations in the United States and non-United States jurisdictions, including increasing regulation by the European Union, designed to protect consumers or the environment could materially adversely affect, or increase the cost of advertising, manufacturing and packaging our products.

         Steiner Leisure's land-based operations, including our Atlantis Spa and our massage therapy schools are subject to applicable regulations in the locations where such operations are conducted. These regulations could adversely effect our ability to sell, or could increase the cost of our services and products. Among other things, local immigration laws could impede our ability to obtain work permits needed for Steiner Leisure-trained employees at our land-based facilities.

         Our massage therapy schools are subject to regulation by state education regulatory authorities. These schools also are eligible to participate in student financial assistance programs administered by the U.S. Department of Education (the "DOE"). In order to continue to be eligible for these programs, these schools must satisfy certain criteria established by the DOE and our administration of these financial aid programs is subject to periodic review by regulatory authorities. A failure to satisfy the DOE criteria could result in a limitation, suspension or termination of our eligibility to participate in these programs as well as certain financial penalties. In addition, these programs are subject to political and budgetary considerations and we cannot assure you that funding for these programs will be maintained at current levels. Because the majority of the students at our message therapy schools receive financial assistance under these programs, any such limitation, suspension or termination could have a material adverse effect on our business, results of operations and financial condition.

PRODUCT LIABILITY AND OTHER POTENTIAL CLAIMS COULD ADVERSELY EFFECT US

         The nature and use of Steiner Leisure's products and services could give rise to product liability or other claims if a customer were injured while receiving one of our services or suffered adverse reactions following the use of our products. Adverse reactions could be caused by various factors beyond our control, including hypoallergenic sensitivity and the possibility of malicious tampering with our products. If any of these events occurred, we could incur substantial litigation expense, receive adverse publicity and suffer a loss of sales.

WE ARE NOT A UNITED STATES COMPANY AND, AS A RESULT, THERE ARE SPECIAL RISKS

         Our corporate affairs are governed by our Memorandum of Association and Articles of Association, which are similar to the articles of incorporation and bylaws of a United States corporation, and the International Business Companies Act, 1989 of The Bahamas (the "IBC Act"). There are very few reported judicial cases under the IBC Act. Accordingly, the rights and remedies of our public shareholders in the face of actions by our management, directors or shareholders are less clearly established than would be the case with a company incorporated in the United Kingdom or a United States jurisdiction.

         Certain of our directors and executive officers reside outside the United States. A substantial portion of our assets and the assets of those persons are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon such persons. It also may not be possible to enforce against them or Steiner Leisure judgments obtained in United States courts based on the civil liability provisions of the United States federal securities laws. In the opinion of Harry
B. Sands & Company, our Bahamas counsel:

         o it is unlikely that Bahamian courts would entertain original actions against Bahamas companies or their directors or officers based solely upon United States federal securities laws;

         o judgments predicated upon any civil liability provisions of the U.S. federal securities laws are not directly enforceable in The Bahamas; rather, a lawsuit must be brought in The Bahamas on any such judgment; and

         o in general, a judgment obtained after due trial by a court of competent jurisdiction, which is final and conclusive as to the issues in contention, is actionable in Bahamian courts and is impeachable only upon the grounds of (i) fraud, (ii) public policy and (iii) natural justice.

FAILURE TO OBTAIN YEAR 2000 COMPLIANCE MAY HAVE ADVERSE EFFECTS ON US

         While we have not experienced any material disruption of our business due to Year 2000 computer problems, the failure of a cruise line customer or supplier of ours, to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain of our normal business activities or operations. We believe that our biggest risks related to the Year 2000 issue are associated with potential concerns with cruise line customers and major third party suppliers of services or products. The most reasonably likely source of Year 2000 risk with respect to our cruise line customers would be the disruption of transportation channels that deliver passengers to cruise ships. The disruption of transportation channels could also impede our ability to deliver our products to intended points of sale or the ability of our staff to report to the ships to which they are assigned. This could materially adversely affect our business, results of operations and financial condition.

OUR STOCK PRICE HAS FLUCTUATED AND COULD FLUCTUATE SIGNIFICANTLY

         Since our common shares have commenced being publicly traded, the market price of our shares has fluctuated over a wide range and may continue to do so in the future. The market price of our common shares could be subject to significant fluctuations in response to various factors and events, including, among other things:

         o  the depth and liquidity of the trading market for our common shares;

         o  quarterly variations in our actual or anticipated operating results;

         o  changes in estimates of our earnings by analysts;

         o  market conditions in the cruise industry;

         o  announcements or activities by our competitors; and

         o  general economic or market conditions.

         The stock market has from time to time experienced significant price and volume fluctuations, which may be unrelated to the operating performance of particular companies. Furthermore, our operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any such event could result in a material decline in the price of our common shares.

ANTI-TAKEOVER PROVISIONS LIMIT SHAREHOLDERS' ABILITY TO EFFECT A CHANGE IN MANAGEMENT OR CONTROL

         Our Articles of Association include certain provisions which may have the effect of delaying or preventing a future takeover or change in control of Steiner Leisure that shareholders may consider to be in their best interests. Among other things, our Articles provide for a classified Board of Directors serving staggered terms of three years, supermajority voting requirements with respect to certain significant transactions and restrictions on certain transactions with holders of 15% or more of the voting shares of Steiner Leisure. Our Board of Directors could also determine to adopt other provisions which could delay or prevent a future takeover or change in control of Steiner Leisure. We have an authorized class of 10,000,000 Preferred Shares that may be issued in one or more series by the Board of Directors without further action by the shareholders on such terms and with such rights, preferences and designations as the Board of Directors may determine. Furthermore, our Amended and Restated 1996 Share Option and Incentive Plan, Amended and Restated Non-Employee Directors' Share Option Plan and certain of our employment agreements provide certain rights to plan participants and our officers in the event of a change in control of Steiner Leisure.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares in this offering by the selling shareholders.

                              SELLING SHAREHOLDERS

         The following table sets forth the name of each selling shareholder, the total number of our common shares beneficially owned by each of the selling shareholders on the date of this prospectus, and the total number of common shares that each selling shareholder may offer and sell pursuant to this prospectus. Because the selling shareholders may offer all or a portion of the shares at any time and from time to time after the date hereof, the exact number of shares that each selling shareholder may retain upon completion of the offering cannot be determined at this time. No selling shareholder owns, or will own after completion of this offering more than 1% of our common shares upon completion of this offering.

                                                                                                NUMBER OF
                                                                                              SHARES BEING
                                                           NUMBER OF SHARES                    OFFERED FOR
                                                          BENEFICIALLY OWNED                     SELLING
                                                                PRIOR                         SHAREHOLDERS'
SELLING SHAREHOLDERS                                     TO THE OFFERING (1)                     ACCOUNT
--------------------                                    ---------------------                   --------
Neal R. Heller(2)                                               12,332                           12,332
Elizabeth S. Heller(3)                                          12,332                           12,332
Arthur Keiser and Belinda S. Keiser(4)                           8,042                            8,042
Daniel Stubbs II                                                 3,038                            3,038

--------------------

(1) As used herein, beneficial ownership means the sole power to vote, or direct the voting of, a security, or the sole or shared power to dispose, or direct the disposition of, a security. Except as otherwise indicated, each selling shareholder has beneficial ownership with respect to his or her common shares.

(2) Mr. Heller is the President and Chief Executive Officer of Steiner Education Group, Inc., an indirect wholly-owned subsidiary of ours ("SEG"), and certain wholly-owned subsidiaries of SEG, including FCNH, Inc. ("FCNH"). Mr. Heller is the husband of Elizabeth S. Heller. Mr. Heller disclaims beneficial ownership of the common shares owned by Ms. Heller.

(3) Ms. Heller is the Executive Vice President of FCNH. Ms. Heller disclaims beneficial ownership of the common shares owned by Mr. Heller.

(4)  Shares jointly owned as tenants by the entirety.

         The selling shareholders were the shareholders of Florida College of National Health, Inc., a Florida corporation ("Florida College"), all of the assets of which were acquired by us in August 1999 for a purchase price of $7.9 million in cash and $1.0 million in our shares, plus certain contingent consideration, of which $492,777 was paid to Florida College in April 2000. The selling shareholders received portions of that consideration based on their relative ownership of Florida College, which relative ownership is reflected in their ownership of our shares as set forth above. The registration statement of which this prospectus forms a part is being filed by us, at our expense, pursuant to the requirements of the acquisition agreement for this transaction.

                              PLAN OF DISTRIBUTION

         The selling shareholders may sell or distribute some or all of our common shares offered by this prospectus from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions on Nasdaq, privately negotiated transactions or in the over-the-counter market, or in a combination of such transactions or by any other legally available means. These transactions may be effected by the selling shareholders at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in these transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, and, if they act as agent for the purchaser of the shares being sold, from the purchaser. The discounts, concessions or commissions given to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This prospectus also may be used, with our consent, by donees and pledgees of the selling shareholders, or by other persons acquiring shares offered by this prospectus and who wish to offer and sell these shares under circumstances requiring or making desirable its use. If required, we will file, during any period in which offers or sales are being made, one or more supplements to this prospectus to set forth any material information with respect to the plan of distribution not previously disclosed.

         The selling shareholders and any underwriters, brokers, dealers or agents that participate in a distribution of the shares offered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the selling shareholders can presently estimate the amount of such compensation. We know of no existing arrangements between the selling shareholders and any underwriter, broker, dealer or other agent relating to the sale or distribution of the shares offered by this prospectus.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the shares offered by this prospectus may not simultaneously engage in market activities with respect to our common shares for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares offered by this prospectus. Any of those rules or regulations may affect the marketability of our common shares.

         We will pay substantially all of the expenses incident to the offering of the shares offered by the selling shareholders to the public pursuant to this prospectus other than commissions and discounts of underwriters, brokers, dealers or agents. The selling shareholders may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of these shares against certain liabilities, including liabilities arising under the Securities Act.

         Although we have no obligation to permit the selling shareholders to offer shares under this prospectus in an underwritten offering, if any shares offered by the prospectus are sold in an underwritten offering, those shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. The names of the underwriters with respect to any offering of this kind and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this prospectus relating to that offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a supplement to this prospectus, the obligations of the underwriters to purchase the shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the shares specified in the supplement if any shares are purchased.

         If any shares offered by this prospectus are sold in an underwritten offering, the underwriters and selling group members, if any, may engage in passive market making transactions in our common shares on Nasdaq immediately prior to the commencement of the sale of shares in such offering, in accordance with Regulation M under the Exchange Act. Passive market making presently consists of displaying bids on Nasdaq limited by the bid prices of market makers not connected with the offering and purchases limited by these prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited in amount to 30% of the passive market maker's average daily trading volume in our common shares during the period of the two full consecutive calendar months prior to the filing with the Commission of the Registration Statement of which this prospectus is a part and must be discontinued when that limit is reached. Passive market making may stabilize the market price of our common shares at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

         In order to comply with certain states' securities laws, if applicable, the shares offered by this prospectus will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states our common shares may not be sold unless it has been registered or qualified for sale in the state or an exemption form registration or qualification is available and we comply with the exemption.

                                  LEGAL MATTERS

         The validity of the common shares offered hereby will be passed upon for the selling shareholders by Harry B. Sands & Company, Nassau, The Bahamas, Bahamas Counsel to Steiner Leisure. Certain legal matters in connection with this offering will be passed upon for us by Akerman, Senterfitt & Eidson, P.A., Miami, Florida.

                                     EXPERTS

         The financial statements incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1)

         The following is a list of estimated expenses to be incurred by Steiner Leisure on behalf of the selling shareholders in connection with the registration of the common shares registered hereunder:

Securities and Exchange Commission registration fee........... $    197.00
Printing expenses.............................................
Legal fees and expenses.......................................   10,000.00
Accountants' fees and expenses................................    5,000.00
Miscellaneous.................................................
                                                                -----------
     Total.................................................... $
                                                                ===========
-------------------

(1)      Estimated except for SEC registration fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Articles of Association of Steiner Leisure (the "Articles") provide that the directors and officers of Steiner Leisure, as well as certain other individuals, shall be indemnified by Steiner Leisure to the fullest extent authorized by Bahamian law as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of Steiner Leisure or any subsidiary of Steiner Leisure.

         Section 56 of the International Business Companies Act, 1989 of The Bahamas provides:

         (1) Subject to subsection (2) and any limitations in its Memorandum or Articles or in any unanimous shareholder agreement, a company incorporated under this Act may indemnify against all expenses, including legal fees, and against all judgements, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

         (a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the company; or

         (b) is or was, at the request of the company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

         (2) Subsection (1) only applies to a person referred to in that subsection if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

         (3) The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of this section, unless a question of law is involved.

         (4) The termination of any proceedings by any judgement, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

         (5) If a person referred to in subsection (1) has been successful in defense of any proceedings referred to in subsection (1), the person is entitled to be indemnified against all expenses, including legal fees, and against all judgements, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

         The Articles also provide that expenses of directors and/or officers of Steiner Leisure incurred in defending civil or criminal proceedings be paid by Steiner Leisure in advance of final disposition of such proceedings upon such director or officer undertaking to reimburse any such expense which it is ultimately determined he or she is not entitled to be indemnified against by Steiner Leisure.

         The Articles also provide that the right of directors and officers to indemnification is not exclusive of any other right to which such directors or officers may be entitled under any law, agreement, vote of shareholders or directors or otherwise. The Articles contain a provision that eliminates the liability of directors and officers of Steiner Leisure and certain other persons in connection with the performance of their respective functions, provided that any such person has acted honestly and in good faith with a view to the best interests of Steiner Leisure and has exercised the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Steiner Leisure also maintains insurance on behalf of any person who is or was a director or officer of Steiner

Leisure or is or was serving at the request of Steiner Leisure as a director or officer of another entity against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such.

ITEM 16. EXHIBITS

         (a) The exhibits listed in the following table have been filed as part of this registration statement.

EXHIBIT
  NO.                DESCRIPTION OF EXHIBITS
--------             -----------------------
5.1   --   Opinion of Harry B. Sands & Company*
23.1  --   Consent of Arthur Andersen LLP
23.2  --   Consent of Harry B. Sands & Company, included in Exhibit 5.1*
24.1  --   Powers of attorney executed by certain officers and directors of the
           Registrant (included on signature page)
---------------------------

*        To be filed by amendment

ITEM 17. UNDERTAKINGS

         1.       The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;"

         PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Nassau, The Bahamas, on June 7, 2000.

                                STEINER LEISURE LIMITED

                                By: /s/ CLIVE E. WARSHAW
                                    -------------------------------------------
                                      Clive E. Warshaw
                                      Chairman of the Board and Chief
                                      Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Leonard I. Fluxman and Carl S. St. Philip, Jr., and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with exhibits thereto and other documents in connection therewith, (ii) act on, sign and file with the Securities and Exchange Commission any registration statement relating to this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any exhibits to such registration statement or pre-effective or post-effective amendments, (iii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iv) act on and file any supplement to any prospectus included in this registration statement, such other registration statement or any amendments thereto and (v) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, or any of them or any of his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

            SIGNATURE                           TITLE(S) AND CAPACITIES                          DATE
            ---------                           -----------------------                          ----

/s/ CLIVE E. WARSHAW                            Chairman of the Board and Chief               June 7, 2000
---------------------------------------         Executive Officer
Clive E. Warshaw                                (Principal Executive Officer)

/s/ CARL S. ST. PHILIP, JR.                     Vice President and Chief Financial            June 7, 2000
---------------------------------------         Officer and Authorized
Carl S. St. Philip, Jr.                         Representative in the United States
                                                (Principal Financial and
                                                Accounting Officer)




/s/ LEONARD I. FLUXMAN                          Director                                      June 7, 2000
------------------------------------
Leonard I. Fluxman

/s/ MICHELE STEINER WARSHAW                     Director                                      June 7, 2000
------------------------------------
Michele Steiner Warshaw

/s/ CHARLES D. FINKELSTEIN                      Director                                      June 7, 2000
------------------------------------
Charles D. Finkelstein

/s/ JONATHAN D. MARINER                         Director                                      June 7, 2000
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Jonathan D. Mariner

/s/ STEVEN J. PRESTON                           Director                                      June 7, 2000
------------------------------------
Steven J. Preston


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